BNP Residential Properties, Inc.                                   Exhibit 99.1
301 S. College Street, Suite 3850
Charlotte, North Carolina 28202-6024

Contact: Philip S. Payne
         Chairman and Chief Financial Officer
         Tel:     (704) 944-0100
         Fax:     (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE

                      BNP Announces Resignation of Director

Charlotte, North Carolina
June 1, 2004

BNP Residential Properties, Inc., announced today that B. Mayo Boddie, citing his age and a desire to scale back on his work-related commitments not related to Boddie-Noell Enterprises, has resigned his position as Director of the Company. Mr. Boddie previously served as Chairman of the Company's Board of Directors from our inception in 1987 through January 2004.

The Company has no immediate plans to fill the vacancy created by Mr. Boddie's resignation.

D. Scott Wilkerson, President and CEO, stated, "Mayo Boddie has been a role model for all of us at BNP. While his presence will be missed, his influence will always be felt at BNP as we continue to apply the principles and lessons he personifies."

Company Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. BNP owns and operates 21 apartment communities containing a total of 5,205 apartments and provides third-party management services for 8 apartment communities containing a total of 2,061 apartments. In addition to the apartment properties, the Company owns 40 restaurant properties that are leased on a triple-net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.

More information may be obtained by calling the company's Corporate Offices at
(704) 944-0100 or on the Internet through the company website at www.bnp-residential.com. Information requests may be e-mailed to the investor relations department at investor.relations@bnp-residential.com.